Exhibit 28(j)
Consent of Independent Registered Public Accounting Firm
To the Shareholders and Board of Trustees
Securian Funds Trust:
We consent to the use of our report dated February 26, 2019, incorporated herein by reference, on the financial statements and financial highlights of SFT Core Bond Fund, SFT Dynamic Managed Volatility Fund, SFT Government Money Market Fund, SFT Index 400 Mid-Cap Fund, SFT Index 500 Fund, SFT International Bond Fund, SFT Managed Volatility Equity Fund, SFT Real Estate Securities Fund, SFT Ivy Growth Fund, SFT Ivy Small Cap Growth Fund, SFT T. Rowe Price Value Fund, and SFT Wellington Core Equity Fund, each a series of Securian Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, Minnesota
April 24, 2019